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                                                                     EXHIBIT 5.1

                    [LETTERHEAD OF SULLIVAN & WORCESTER LLP]


February 10, 2005


Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts 02458

     Re:   Hospitality Properties Trust
           $300,000,000 5.125% Senior Notes due February 15, 2015
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Ladies and Gentlemen:

     We have acted as counsel to Hospitality Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the Company's authorization for issuance and sale of an aggregate of $300,000,000 in principal amount of the Company's 5 1/8% Senior Notes due February 15, 2015 (the "Senior Notes"), to be issued pursuant to the Indenture, dated as of February 25, 1998 (the "Base Indenture"), between the Company and U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company, as Trustee (the "Trustee"), to be supplemented by Supplemental Indenture No. 8, to be dated on or about February 15, 2005 (in the form provided to us by the Company, the "Supplemental Indenture"), between the Company and the Trustee (the Base Indenture, as so supplemented, the "Indenture"). We understand that the Senior Notes are to be offered and sold under the Company's Registration Statement on Form S-3, No. 333-43573, as amended, and/or the Company's Registration Statement on Form S-3, No. 333-84064, as amended (collectively, the "Registration Statement").

     In connection with this opinion, we have examined and relied upon copies of
(i) the Registration Statement, (ii) the final Prospectus dated March 20, 2002 (the "Base Prospectus") relating to the Registration Statement, (iii) the final Prospectus Supplement to the Base Prospectus dated February 10, 2005 relating to the Senior Notes (the "Prospectus Supplement" and the Base Prospectus, as supplemented thereby, the "Prospectus"), (iv) the Indenture, and (iv) resolutions adopted by the Board of Trustees of the Company on February 9, 2005 and resolutions adopted by an Ad Hoc Pricing Committee of the Board of Trustees of the Company on February 10, 2005, each relating to the Senior Notes. We have also examined and relied upon originals or copies of such records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such other documents and records, and such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, which facts we have not independently verified.

     We have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by, and has the requisite organizational and legal power and authority to perform its obligations under, the

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Hospitality Properties Trust
February 10, 2005
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Indenture, that the Trustee is in compliance with all applicable laws and regulations, and that the Indenture is and will be the valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.

     We express no opinion herein as to any laws other than the laws of the Commonwealth of Massachusetts and the federal laws of the United States. Insofar as this opinion involves matters of Maryland law we have, with the Company's permission, relied solely upon the opinion of even date herewith of Venable LLP, a copy of which we understand the Company is filing as Exhibit 5.2 to its Current Report on Form 8-K, to be dated February 11, 2005 (the "Current Report"), and with respect to matters involving Maryland law our opinion is subject to the limitations and qualifications set forth in such opinion.

     Our opinion set forth below with respect to the validity or binding effect of the Senior Notes or any obligations is subject to (i) limitations arising under applicable bankruptcy, insolvency, reorganization, fraudulent transfer moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity), including, without limitation, the discretion of any court of competent jurisdiction in granting specific performance or injunctive or other equitable relief, and (iii) an implied duty on the part of the party seeking to enforce rights or remedies to take action and make determinations on a reasonable basis and in good faith to the extent required by applicable law.

     Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Senior Notes have been duly authorized and, when (i) the Supplemental Indenture shall have been duly executed and delivered by the parties thereto and (ii) the Senior Notes have been (A) duly executed and delivered by the Company and authenticated by the Trustee as provided in the Indenture, and (B) duly delivered to the purchasers thereof against payment of the agreed consideration therefor, as provided in the Registration Statement, the Prospectus and the Indenture, will constitute validly issued and binding obligations of the Company.

     The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report, which is incorporated by reference into the Registration Statement and the Prospectus, and to references to this firm under the caption "Validity of the Offered Securities" in the Base Prospectus and "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP

SULLIVAN & WORCESTER LLP